Exhibit 2

To Shareholders in the United States:

All parties of the Share Exchange Agreement referred to in this document, Seven & i Holdings Co., Ltd., Seven & i Net Media Co., Ltd. and Nissen Holdings Co., Ltd. have been incorporated under the laws of Japan. This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

Securities Code: 8248

September 5, 2016

To Those Shareholders with Voting Rights

Nobuyuki Ichiba President and Representative Director Nissen Holdings Co., Ltd. 26 NishiKujoinmachi, Minami-ku, Kyoto

NOTICE OF EXTRAORDINARY GENERAL SHAREHOLDERS MEETING

You are cordially invited to attend the extraordinary general shareholders meeting of Nissen Holdings Co., Ltd. (the “Company,” together with its subsidiaries, the “Nissen Group”). The meeting will be held as described below.

If you are unable to attend the meeting, you can exercise your voting rights by paper ballot or electromagnetic means (over the Internet). Please review the Reference Documents for the General Shareholders Meeting, and either return the Voting Rights Exercise Form with your selections by mail or vote via the website (http://www.evote.jp/) by no later than 5:30 p.m., Monday, September 26, 2016.

*	Please refer to the items stipulated in “Information on Exercising Voting Rights” on pages 24 to 25 when exercising your voting rights electronically (over the Internet).

1.	Date and Time	9:30 a.m., Tuesday, September 27, 2016 Please be aware that the start time differs from the Ordinary General Shareholders Meeting.

2.	Place	Avanti Kyoto Hall 9F, Avanti, 31, HigashiKujo NishiSannocho, Minami-ku, Kyoto-shi Please be aware that the venue differs from the previous Ordinary General Shareholders Meeting.

3.	Agenda of the Meeting:
Proposals to be resolved:
	Proposal:	Approval of the Share Exchange Agreement between the Company and Seven & i Net Media Co., Ltd.

4.	Other Notice Regarding the Exercise of Voting Rights by Proxy

(1)

    If you plan to exercise your voting rights by proxy, the proxy can only be another shareholder with voting rights of the Company. In this case, please hand in your letter of proxy together with your Voting Rights Exercise Form at the front desk.

(2)

    If you plan to diversely exercise your voting rights, please send the Company a written notice of this plan and your reasons for it by no later than three days prior to the date of this General Shareholders Meeting.

Notes:	1.	If you plan to attend the meeting, please hand in your Voting Rights Exercise Form at the front desk when you arrive at the venue. In addition, please bring this Notice of Extraordinary General Shareholders Meeting.

	2.	As stipulated by laws and regulations and Article 17 of the Company’s Articles of Incorporation, of the Reference Documents for the General Shareholders Meeting, “Contents of the Financial Statements (including contents of audit reports and accounting audit reports) and the Business Report (including contents of audit reports) for the Most Recent Fiscal Year of Seven & i Holdings Co., Ltd.” and “Contents of the Financial Statements, etc., for the Most Recent Fiscal Year of Seven & i Net Media Co., Ltd.” are listed on the Company’s website (http://www.nissen.info/ir/governance.htm) and are not provided with the Reference Documents for the General Shareholders Meeting.

	3.	Subsequent amendments to the Reference Documents for the General Shareholders Meeting and the Attached Documents (if any) will be listed on the Company’s website (http://www.nissen.info/ir/governance.htm).

Reference Documents for the General Shareholders Meeting

Proposal: Approval of the Share Exchange Agreement between the Company and Seven & i Net Media Co., Ltd.

At a board of directors meeting held on August 2, 2016, the Company and Seven & i Net Media Co., Ltd. (“Seven & i Net Media”), a wholly-owned subsidiary of Seven & i Holdings Co., Ltd. (“Seven & i Holdings”) passed a resolution to execute a share exchange through which Seven & i Net Media will become the wholly-owning parent company and the Company will become a wholly-owned subsidiary (the “Share Exchange”). A share exchange agreement (the “Share Exchange Agreement”) was entered into between Seven & i Net Media and the Company on August 2, 2016.

Therefore, the Company would like to request the approval of the Share Exchange Agreement.

The Share Exchange will be in the form of a so-called “triangular share exchange,” whereby shares of common stock of Seven & i Holdings, the wholly-owning parent company of Seven & i Net Media, will be allocated, instead of shares thereof, to the Company’s shareholders as consideration for the Share Exchange.

Upon approval of this proposal, Seven & i Net Media will become a wholly-owning parent company of the Company, and the Company will become a wholly-owned subsidiary of Seven & i Net Media on November 1, 2016 (planned), the effective date of this Share Exchange. Moreover, prior to the effective date (scheduled for November 1, 2016) of this Share Exchange, the common stock of the Company is scheduled to be delisted from the First Section of the Tokyo Stock Exchange, Inc. (“TSE”) as of October 27, 2016 (the last trading date will be October 26, 2016).

1.	Reasons for the Share Exchange

The Seven & i Group has a network of at least 60,000 stores, both inside and outside Japan, and a variety of businesses that cater to all customer demands, such as convenience stores, superstores, department stores, supermarkets, food services, financial services and IT/services. It is actively engaged in day-to-day activities, such as providing better customer service, expanding its retail network, and reinforcing its product development and procurement capabilities and brand equity. Seven & i Net Media was incorporated as a wholly-owned subsidiary of Seven & i Holdings in July 2008 as an intermediate holding company responsible for the IT/service business segment of the Seven & i Group. Since then, the company has been working to create business opportunities for that business segment through such measures as implementing business and organizational restructuring in an agile manner.

On the other hand, the Nissen Group has been engaged in activities since its incorporation in 1970 with the core business of directly providing merchandise and services appreciated by customers, through catalogues, the Internet and other vehicles. In March 2012, it also acquired as a wholly-owned subsidiary, and combined into the group, Shaddy Co., Ltd. and its subsidiaries dedicated to the gift business with a network of approximately 3,000 stores across the country. As a result, the Nissen Group has been able to add to its management resources a nationwide store network, senior-age customers who will make up an enormous market in the future, and cost-competitive gifts and daily living merchandise, and has since been enthusiastically working to become a corporate group capable of achieving significant growth in the future.

However, in the mail order business of the Nissen Group, competition is becoming increasingly intense across different business types or categories, while the market size continues to grow due to the rapid penetration of the Internet, mobile phones and, in recent years, smartphones. Customer demand for a wide variety of mail order business has been expanding, from books and clothing to foods and expensive merchandise. As mail order is becoming increasingly popular among a growing number of customers from the young to the old, further improvements in merchandise quality and services are called for. In addition, as the market for return gifts for ceremonial events matures, the Nissen Group’s gift business is being required to enhance the volume and quality of both merchandise and services, as well as to reinforce its capability to provide customer-appealing offers and cost-competitiveness.

In this business environment, the Seven & i Group and the Nissen Group decided that cooperation between both corporate groups as a single group supported by their solid capital relationship would contribute to further facilitation of mutual use of their management resources, creation and enhancement of corporate value at a level of growth that would not be achievable by individual efforts, and promotion of the Omni-Channel Strategy by the Seven & i Group as a whole. Accordingly, they entered into a capital and business alliance agreement on December 2, 2013, resulting in Seven & i Net Media holding 323,870 voting rights of the Company (representing 50.74%(*) of the 638,282 voting rights of all shareholders as of June 20, 2016 (the “Voting Rights Holding Ratio”)) (*rounded off to the second decimal place; hereinafter the same for all references to the Voting Rights Holding Ratio) through a tender offer for common stock of the Company and subscription for common stock issued by the Company by way of third-party allotment.

Thereafter, the Company has been making efforts to create new corporate value through a capital and business alliance with the Seven & i Group, and to offer merchandise and services unique from competitors’ offerings by promoting the Omni-Channel Strategy used by the Seven & i Group as a whole. On the other hand, the Company renewed its management structure in December 2014 and implemented a series of structural reforms, including withdrawal from an unprofitable business segment (large furniture business) and solicitation of voluntary early retirement. It has also been undertaking voluntary and independent reconstruction by promoting its medium- to long-term tasks of reforming MD (merchandizing), sales spaces, and procurement. Correspondingly, the Seven & i Group has also been involved in the management of the Company to a certain extent as its parent company in accordance with the capital and business alliance agreement by respecting its independence as a listed company. For example, it dispatched three directors and seven operations staff members to the Company in accordance with the capital and business alliance agreement. In terms of operations, it opened Smile Lands in Ito Yokado stores, provided a will-call service at Seven-Eleven stores, and utilized the Nissen Group’s call center in its omni7 service. However, the Company’s performance did not successfully improve, due to accelerated profit deterioration in the catalogue mail order business of Nissen Co., Ltd. (“Nissen”), one of its key members, for reasons related to increased competition resulting from an increasing number of competitors including SPAs (specialty store retailers of private label apparel) and online mail order business operators, increases in personnel expenses and other costs, and foreign exchange effects. Accordingly, the Company recorded a significant deficit (an operating loss of 8,159 million yen and a net loss of 13,324 million yen) for the consolidated fiscal year ended December 2015, and also anticipates a deficit (an operating loss of 10,250 million yen and a loss attributable to owners of parent of 10,550 million yen) for the consolidated fiscal year ending December 2016. As a result, in its consolidated financial position for the second quarter of the fiscal year ending December 2016, the Nissen Group’s net assets are expected to be 69 million yen, and if no measures are hereafter taken, its debts are anticipated to exceed its assets at the end of the consolidated fiscal year ending December 2016. There was also an actual possibility of a material risk occurring to the Company’s cash flow in early August of 2016.

Under these circumstances, in early June this year, the Company requested that Seven & i Holdings provide management support from the Seven & i Group on both financial and business aspects, subject to the Company becoming a wholly-owned subsidiary of Seven & i Net Media, as it was substantially difficult to independently deal with matters such as financial risk of excessive debts, deterioration of credit from banks or business partners, and cash flow risks. This request was made due to it being unclear at that time whether the Nissen Group would be able to turn its balance of income and expenditure into a surplus at an early stage, and it would have required further time to fully reconstruct and revitalize its management as the Company still needed additional funding in the future to continue its business. Since then, both groups have been engaged in ongoing discussions.

Although the Seven & i Group also considered the option of maintaining its position as a shareholder of the Company, an independent listed company, it believes that there is a risk that if the Company does not continue its business, the adverse effects on the Seven & i Group would not be confined to direct damage, such as detriment to the value of the Company’s shares held by Seven & i Net Media, but would also develop, although indirectly, into impediments and damage to the corporate activities of the Seven & i Group as a whole, including a loss of confidence from shareholders and other stakeholders thereof.

As a result, the Seven & i Group has reached the conclusion that aiming to reconstruct and revitalize the Nissen Group by making it a wholly-owned subsidiary of Seven & i Net Media would be the best way to reduce the Company’ future deficits to the extent possible and increase the corporate value of both parties. The Seven & i Group believes that by making the Company a wholly-owned subsidiary in accordance with the Company’s request, it would be possible to increase the management efficiency of the Seven & i Group as a whole and to swiftly and steadfastly implement a drastic business structure reform, which will bring about the reconstruction and revitalization of the Nissen Group.

The Seven & i Group would like to respond to the expectations of its shareholders in the future, including the Company’s shareholders who will acquire shares in Seven & i Holdings as a result of the Share Exchange, through the following efforts: (1) further developing the mail order business model by shifting the focus of management resources to the business areas that have a competitive advantage in Nissen’s apparel mail order business (such as the special size clothes segment), promoting intra-group cross-selling and reciprocal customer transfer through promotions, and efficiently operating its business to create group synergy through merchandise procurement and development, leveraging the group’s economies of scale; (2) utilizing, in the Seven & i Group’s strategies (such as the Omni-Channel Strategy), Nissen’s 30-million customer base and the manufacturing functions of its SPAs (specialty store retailers of private label apparel), and its infrastructure and other management resources of the mail order business, and seeking to increase the corporate value of the entire group through business development beyond the existing business alliance relationship.

2.	Summary of Content of the Share Exchange Agreement

The content of the Share Exchange Agreement that the Company entered into with Seven & i Net Media on August 2, 2016 is as follows.

Share Exchange Agreement (Copy)

Seven & i Net Media Co., Ltd. (4-5 Nibancho, Chiyoda-ku, Tokyo, hereinafter referred to as “Seven & i Net Media”) and Nissen Holdings Co., Ltd. (26 NishiKujoinmachi, Minami-ku, Kyoto, hereinafter referred to as “Nissen Holdings”) shall enter into a share exchange agreement (this “Share Exchange Agreement”) as follows. Seven & i Net Media is a wholly-owned subsidiary of Seven & i Holdings Co., Ltd. (8-8 Nibancho, Chiyoda-ku, Tokyo, hereinafter referred to as “Seven & i Holdings”).

Article 1 (Share Exchange)

Seven & i Net Media and Nissen Holdings shall execute a share exchange through which Seven & i Net Media will become the wholly-owning parent company and Nissen Holdings will become a wholly-owned subsidiary (the “Share Exchange”) in accordance with this Share Exchange Agreement.

Article 2 (Shares to be Granted in the Share Exchange and the Allotment)

1.	Upon the Share Exchange, Seven & i Net Media shall, toward the shareholders of Nissen Holdings (excluding Seven & i Net Media; the same applies hereinafter), as of the point in time immediately prior to the acquisition of all issued shares of Nissen Holdings by Seven & i Net Media via the Share Exchange (excluding shares of Nissen Holdings held by Seven & i Net Media) (hereinafter the “Reference Time”), in place of common stock of Nissen Holdings, allot common stock of Seven & i Holdings held by Seven & i Net Media at a ratio of 0.015 shares of common stock of Seven & i Holdings for each share of common stock of Nissen Holdings held.

2.	Notwithstanding the preceding paragraph, Seven & i Net Media will pay each Nissen Holdings shareholder who will receive fractions less than one share of Seven & i Holdings common stock as a result of the Share Exchange cash in the amount equivalent to the amount obtained by multiplying (x) the market value per share of Seven & i Holdings common stock and (y) the fraction (any amount less than one yen shall be rounded up), instead of granting shares of Seven & i Holdings common stock equivalent to the fraction. In this regard, the “market value per share of Seven & i Holdings common stock” means the closing price of regular transactions of Seven & i Holdings common stock on the Tokyo Stock Exchange, Inc. on the trading day immediately preceding the Effective Date (defined in the Article 4; hereinafter the same) of the Share Exchange (or the closing price on the most recent trading day on which there was such a closing price (limited to a day that is prior to the Effective Date) if there is no such closing price on the immediately preceding trading day).

Article 3 (Handling of Treasury Shares of Nissen Holdings)

If, regarding this Share Exchange Agreement, written consent is obtained from all shareholders of Seven & i Net Media as defined in Article 5, Paragraph 1 and resolution is passed at an extraordinary general shareholders meeting of Nissen Holdings as defined in Article 5, Paragraph 2, Nissen Holdings will cancel, by a resolution of Nissen Holdings’ board of directors meeting to be held on or before the day immediately preceding the Effective Date, all treasury shares that it will acquire by the point in time immediately prior to the Reference Time (including any treasury shares acquired from dissenting shareholders exercising their rights pursuant to Article 785 of the Companies Act to claim for repurchase of shares in connection with the Share Exchange), effective as of the point in time immediately prior to the Reference Time.

Article 4 (Effective Date)

The date that the Share Agreement takes effect (hereinafter the “Effective Date”) shall be November 1, 2016. However, if required during procedures of the Share Exchange or if required for other reasons, this may be changed upon deliberation and agreement between Seven & i Net Media and Nissen Holdings.

Article 5 (General Shareholders Meeting)

1.	Under Article 319, Paragraph 1 of the Companies Act, Seven & i Net Media shall make proposals regarding the approval of this Share Exchange Agreement and other matters required for the Share Exchange, and seek written consent from all shareholders of Seven & i Net Media regarding the proposal by September 30, 2016. However, if required during procedures of the Share Exchange or if required for other reasons, this may be changed upon deliberation and agreement between Seven & i Net Media and Nissen Holdings.

2.	Nissen Holdings shall seek approval at the extraordinary general shareholders meeting scheduled to be held on September 27, 2016 regarding the approval of this Share Exchange Agreement and other matters required for the Share Exchange. However, if required during procedures of the Share Exchange or if required for other reasons, this may be changed upon deliberation and agreement between Seven & i Net Media and Nissen Holdings.

Article 6 (Management of Company Assets, etc.)

1.	From the conclusion of this Share Exchange Agreement and up to the Effective Date, Seven & i Net Media and Nissen Holdings shall each execute business and conduct management and operations of assets with due care of a prudent manager, and actions that may have a significant effect on these assets or rights and obligations shall be made upon deliberation and agreement between Seven & i Net Media and Nissen Holdings.

2.	On or before the date immediately prior to the Effective Date, Seven & i Net Media shall acquire common stock of Seven & i Holdings sufficient for the total number of common stock of Seven & i Holdings to be allotted to shareholders of Nissen Holdings upon the Share Exchange pursuant to Article 2, Paragraph 1.

Article 7 (Changes to Terms and Conditions of the Share Exchange and Termination of this Share Exchange Agreement)

From the date of conclusion of this Share Exchange Agreement and up to the Effective Date, if significant changes to the financial condition or management condition of Seven & i Net Media, Nissen Holdings, or Seven & i Holdings occur due to natural disaster or other reason, if an event occurs that will be a significant hindrance to the execution of the Share Exchange, or if the achievement of the objectives of this Share Exchange Agreement becomes difficult for other reasons, terms and conditions of this Share Exchange Agreement including the conditions of the Share Exchange may be changed or this Share Exchange Agreement may be terminated, upon deliberation and agreement between Seven & i Net Media and Nissen Holdings.

Article 8 (Effect of this Share Exchange Agreement)

This Share Exchange Agreement shall cease to be effective in case any of the following items apply.

(1)	If written consent is not obtained from all shareholders of Seven & i Net Media regarding the approval of this Share Exchange Agreement and other required matters regarding the Share Exchange as stipulated in Article 5, Paragraph 1

(2)	If approval is not obtained at an extraordinary general shareholders meeting of Nissen Holdings regarding the approval of this Share Exchange Agreement and other required matters regarding the Share Exchange as stipulated in Article 5, Paragraph 2

(3)	If, regarding the Share Exchange, acquisition of required permission or approvals from related government bodies, etc., or submission procedures to related government bodies, etc., are not completed pursuant to laws and regulations (including foreign laws and regulations)

(4)	If this Share Exchange Agreement is terminated in accordance with the preceding Article

Article 9 (Governing Law)

1.	This Share Exchange Agreement shall be governed by the laws of Japan, and interpreted by the laws of Japan.

2.	If any dispute arises regarding the implementation and interpretation of this Share Exchange Agreement, the Tokyo District Court shall be the court of first instance with exclusive jurisdiction.

Article 10 (Subject of Discussion)

Aside from the matters stipulated in this Share Exchange Agreement, matters required for the Share Exchange shall be defined upon deliberation and agreement between Seven & i Net Media and Nissen Holdings in accordance with the purport of this Share Exchange Agreement.

In witness of the execution of this Share Exchange Agreement, two copies of this document shall be created, and upon affixing of printed names and seals by Seven & i Net Media and Nissen Holdings, each party shall hold one copy.

August 2, 2016

Hiroto Taguchi Representative Director and President
Seven & i Net Media Co., Ltd.
4-5 Nibancho, Chiyoda-ku, Tokyo

Nobuyuki Ichiba President and Representative Director
Nissen Holdings Co., Ltd.
26 NishiKujoinmachi, Minami-ku, Kyoto

3.	Matters Regarding Appropriateness of Consideration of the Exchange

(1)	Matters Regarding Total Quantity of Consideration for the Exchange and Appropriateness of Total Amount

1)	Details of the allocation in the Share Exchange

	Seven & i Holdings (wholly-owning parent company of Seven & i Net Media, which will become the wholly-owning parent company)	The Company (wholly-owned subsidiary)
Allotment ratio in the Share Exchange	1	0.015
Number of shares to be granted in the Share Exchange	Common stock of Seven & i Holdings: 472,254 shares (planned)

(Note 1)	Share allotment ratio

0.015 shares of Seven & i Holdings common stock will be allocated for every one share of the Company’s common stock. However, no shares will be allotted in the Share Exchange for the 32,387,013 shares of the Company’s common stock held by Seven & i Net Media (as of August 2, 2016).

(Note 2)	The number of shares in Seven & i Holdings to be allocated in the Share Exchange

In the Share Exchange, in exchange for their shares of the Company’s common stock, Seven & i Net Media will grant shares of Seven & i Holdings common stock, in an amount calculated pursuant to the allotment ratio shown in the table above, to all shareholders of the Company of record (excluding Seven & i Net Media) immediately prior to Seven & i Net Media’s acquisition of all issued shares of the Company (excluding the Company’s shares held by Seven & i Net Media) pursuant to the Share Exchange (hereinafter referred to as the “Reference Time”).

Effective as of the point in time immediately prior to the Reference Time, the Company will cancel, by a resolution of the Company’s board of directors meeting to be held on or before the day immediately preceding the effective date of the Share Exchange, the 2,798,817 treasury shares that it holds and all treasury shares that it will acquire by the point in time immediately prior to the Reference Time (including any treasury shares acquired from dissenting shareholders exercising their rights pursuant to Article 785 of the Companies Act to claim for repurchase of shares in connection with the Share Exchange).

The number of shares of Seven & i Holdings common stock to be granted in connection with the Share Exchange may be modified in the future due to the acquisition and cancellation of the treasury shares by the Company or other reasons.

(Note 3)	Overview of the company issuing the shares used as consideration for the Share Exchange

Please see 4. “Reference Matters for Share Exchange Consideration” below.

(Note 4)	Method of cashing the Share Exchange consideration

(1)	Market for transacting the consideration	First Section of the TSE

(2)	Parties acting as intermediaries in the transaction	Seven & i Holdings common stock can be traded through ordinary securities companies

(3)	Restrictions, if any, on the transfer or other disposal of the consideration	Not applicable

(4)	Names and addresses of the third parties if their permissions and the like are required for the transfer or exercise of the right to the consideration, and other matters regarding the procedures for obtaining such permissions, etc.	Not applicable

(5)	Market price, if any, of the consideration

The closing price of Seven & i Holdings common stock on the First Section of the TSE on the business day immediately preceding the day on which the Share Exchange was announced (August 2, 2016) was 4,287 yen.

The recent market prices and the like of Seven & i Holdings common stock on the First Section of the TSE are available on the Japan Exchange Group, Inc.’s website (http://www.jpx.co.jp/) and so on.

(6)	Means for receiving repayment when the consideration can be repaid with a treasury share purchase, equity buyback or other similar procedures	Not applicable

(Note 5)	Handling of shares of less than one unit

There are expected to be shareholders who will hold Seven & i Holdings shares of less than one unit (less than 100 shares) as a result of the Share Exchange. In particular, those shareholders who hold less than 6,667 shares of the Company are expected to receive Seven & i Holdings shares of less than one unit only, which may not be sold on a financial instruments exchange market. All such shareholders who will end up receiving Seven & i Holdings shares of less than one unit as a result of the Share Exchange will be eligible for the following Seven & i Holdings share programs.

1)	Repurchase program for shares of less than one unit (sale of less than 100 shares)

This is a program in which shareholders owning Seven & i Holdings shares of less than one unit may sell the same by requesting that Seven & i Holdings repurchase those shares pursuant to Article 192 (1) of the Companies Act.

2)	Additional share purchase program for shares of less than one unit (to be increased to 100 shares)

This is a program in which shareholders owning Seven & i Holdings shares of less than one unit may purchase additional shares by requesting that Seven & i Holdings sell them additional shares of common stock in such amount that makes the total number of shares combined with the shares of less than one unit already owned by a shareholder equal to the number required to be one unit (100 shares) pursuant to Article 194 (1) of the Companies Act and Seven & i Holdings’ Articles of Incorporation.

(Note 6)	Handling of fractions less than one share

Seven & i Holdings will pay each shareholder of the Company who will receive fraction less than one shares of Seven & i Holdings common stock as a result of the Share Exchange cash in the amount equivalent to the amount obtained by multiplying (x) the market value per share of Seven & i Holdings common stock and (y) the fraction (any amount less than one yen shall be rounded up), instead of granting shares of Seven & i Holdings common stock equivalent to the fraction. In this regard, the “market value per share of Seven & i Holdings common stock” means the closing price of regular transactions of Seven & i Holdings common stock on the TSE on the business day immediately preceding the effective date of the Share Exchange (or the closing price on the most recent business day on which there was such a closing price (limited to a day that is prior to the effective date of the Share Exchange) if there is no such closing price on the immediately preceding business day; hereinafter the same).

2)	Basis for Calculation of Content of Allocation in the Share Exchange

i	Basis and reasons for the content of allocation

In calculating the share allocation ratio for the Share Exchange as set forth in 3 (1) 1) “Details of the allocation in the Share Exchange” above (the “Share Exchange Ratio”), Seven & i Holdings and the Company decided to respectively have independent third-party calculation agents calculate the share exchange ratios for securing fairness and propriety. Accordingly, Seven & i Holdings selected Nomura Securities Co., Ltd. (“Nomura Securities”), and the Company selected GCA Corporation (“GCA”), as their respective third-party calculation agents.

Through careful discussions and examinations, taking into account, among other things, the share exchange ratio calculation reports received on August 2, 2016 from Nomura Securities, a third-party calculation agent, and the advice of Nishimura & Asahi, Seven & i Holdings decided that the Share Exchange Ratio was appropriate and would not prejudice the interests of shareholders of Seven & i Holdings, as stated in 3 (3) 1) “Measures to ensure fairness” below. Accordingly, the companies decided that implementing the Share Exchange by the Share Exchange Ratio would be appropriate.

Correspondingly, the Company repeated careful consultations and examinations, including the following bases: the share exchange ratio calculation reports received on August 2, 2016 from GCA, a third-party calculation agent and the advice of Mori Hamada & Matsumoto, as stated in 3 (3) 1) “Measures to ensure fairness” below; and a written report obtained from the Third-Party Panel in response to the question of whether the Share Exchange would not be disadvantageous to the Company’s minority shareholders, as stated in 3 (3) 2) “Measures to avoid conflicts of interest” below (the Third-Party Panel was established, consisting of members who had no interest in Seven & i Net Media and Seven & i Holdings, the controlling shareholders). The Company then decided, based on its legal advisor’s advice and examination of a written report of the Third-Party Panel, that the Share Exchange Ratio was appropriate in light of the calculation results of GCA, a third-party calculation agent, and would not prejudice its shareholders’ interests and that implementing the Share Exchange at the Share Exchange Ratio would be appropriate for the following reasons: (i) the Share Exchange Ratio was agreed to after repeated negotiations with Seven & i Net Media and Seven & i Holdings by directors who had no interest therein and through full consultation with the Third-Party Panel, and although it was less than GCA’s calculations under the market price average method set forth in 3 (1) 2) ii b. “Outline of calculation” below, it was near to the upper limit of the range of GCA’s calculations using the discounted cash flow method (the “DCF Method”) set forth in that section; and (ii) it was considered more reasonable to adopt a share exchange ratio calculated by the DCF Method based on detailed business plans, rather than the market price average method, since, as set forth in 1 “Reasons for the Share Exchange” above, the debts of the Company were anticipated to exceed its assets at the end of the consolidated fiscal year ending December 2016 and there was an actual possibility of a material risk to its cash flow in early August of 2016.

Seven & i Holdings and Seven & i Net Media on the one part, and the Company on the other part, respectively carefully examined the details of allocation based on, among others, the results of due diligence investigations respectively conducted on the counterparty, with reference to the results of the calculation of the share exchange ratios and the advice by their respective third-party calculation agents, as well as the advice of their respective legal advisors. The parties have thus been engaged in ongoing negotiations and discussions, by taking into account such factors as the financial and asset status, and future outlook of Seven & i Holdings and the Company as a whole. As a result, the parties decided that the Share Exchange Ratio was appropriate and would not prejudice the interests of their respective shareholders. Accordingly, Seven & i Net Media and the Company entered into the Share Exchange Agreement for executing the Share Exchange by the Share Exchange Ratio, based on the resolutions by the respective board of directors meetings of those three companies dated August 2, 2016.

Please note that the Share Exchange Ratio is subject to change by consultation between both companies, in accordance with the Share Exchange Agreement, if any material change occurs to any condition of the calculation.

ii	Matters related to calculation

a.	Names of calculation agents, and their relationship with listed companies

Nomura Securities, the third-party calculation agent for Seven & i Holdings, and GCA, the third-party calculation agent for the Company, are calculation agents independent respectively of Seven & i Holdings and Seven & i Net Media, and of the Company. Neither of them is a related party of Seven & i Holdings, Seven & i Net Media or the Company, nor do they have a material interest that must be stated herein in connection with the Share Exchange.

b.	Outline of calculation

Nomura Securities performed the calculation for Seven & i Holdings, by using the market price average method, as the company was listed on a financial instruments exchange and market prices existed (with August 1, 2016 being the calculation record date, the closing price of the calculation record date, the average closing price of one week from July 26, 2016 to the calculation record date, the average closing price of one month from July 4, 2016 to the calculation record date, the average closing price of three months from May 2, 2016 to the calculation record date, and the average closing price of six months from February 2, 2016 to the calculation record date).

With respect to the Company, the calculation was performed by using the market price average method, as the company was listed on a financial instruments exchange and market prices existed (with August 1, 2016 being the calculation record date, the closing price of the calculation record date, the average closing price of one week from July 26, 2016 to the calculation record date, the average closing price of one month from July 4, 2016 to the calculation record date, the average closing price of three months from May 2, 2016 to the calculation record date, and the average closing price of six months from February 2, 2016 to the calculation record date), as well as by using the DCF Method to reflect the condition of future business activities in the evaluation. Under the DCF Method, the stock value was calculated by discounting, to the present value by using certain discount rates, the future cash flow based on the financial projections assuming the implementation of the Share Exchange in the fiscal year ending December 2016 through the fiscal year ending December 2020, which cash flow was provided by the Company and checked by Seven & i Holdings.

The ranges of evaluation, assuming that the stock value of one share of Seven & i Holdings is 1, are as follows.

Method Used		Share Exchange Ratio Calculation Result
Seven & i Holdings	The Company
Market price average method	Market price average method	0.022 to 0.026
	DCF Method	0 to 0.020

In calculating the share exchange ratios above, Nomura Securities used the materials such as the information provided by both companies, and information publicly available. Nomura Securities assumed that all those materials, information, and the like were accurate and complete, and has not independently verified the accuracy or completeness thereof. Nomura Securities also has not independently evaluated, appraised, or assessed the individual assets or liabilities (including contingent liabilities) of Seven & i Holdings, the Company, or any of their affiliates, nor has it had them appraised or assessed by any third-party agent. In addition, the calculation of the share exchange ratios by Nomura Securities reflects the information and economic conditions as of August 1, 2016. Further, it is assumed that the financial projection of the Company was reasonably examined or prepared by its management in accordance with the best possible projections and judgment currently available.

The future financial projection of the Company used by Nomura Securities as the basis of its calculation by the DCF Method includes the fiscal years in which a significant profit increase or decrease is anticipated. Specifically, a significant loss is anticipated in the fiscal year ending December 2016, with an operating loss of approximately 10.2 billion yen, due to the effects of, among other things, a sales decline in related merchandise as a result of withdrawing from the large furniture business, and inventory disposal. This is planned to be improved in a phased manner from the fiscal year ending December 2017 to the fiscal year ending December 2020, with operating income of approximately 3.1 billion yen expected to be recorded in the fiscal year ending December 2020, reflecting the effects of, among other things, expanding sales of special size merchandise, adding basic merchandise items, and reducing the catalogue issue costs. The business plans used for the calculation were provided by the Company and checked by Seven & i Holdings, and assume the implementation of the Share Exchange.

On the other hand, GCA performed the calculation for the Company and Seven & i Holdings by using the market price average method, as their stocks were listed on the First Section of the TSE and market prices existed, as well as by using the DCF Method for the Company to reflect the condition of future business activities.

The ranges of evaluation by the respective calculation methods, assuming that the stock value of one share of Seven & i Holdings is 1, are as follows.

Method Used		Share Exchange Ratio Calculation Result
Seven & i Holdings	The Company
Market price average method	Market price average method	0.020 to 0.028
	DCF Method	0 to 0.019

In the calculations for the Share Exchange, GCA used materials such as information provided by both companies, and information publicly available. GCA assumed that all those materials and information were accurate and complete, and has not independently verified their accuracy or completeness. GCA also has not independently evaluated, appraised, or assessed the individual assets or liabilities (including off-balance-sheet assets and liabilities, and other contingent liabilities) of either of those companies, or any of their affiliates, nor has it had them appraised or assessed by any third-party agent. In addition, the calculation of the share exchange ratios by GCA reflects the information and economic conditions as of August 1, 2016. Further, it is assumed that the financial projection of the Company was reasonably examined or prepared by the company in accordance with the best possible projections and judgment currently available.

Under the market price average method, simple average closing prices were used with August 1, 2016 as the record date (the “Record Date”), and the closing price on the Record Date, the simple average closing price of the immediately preceding one month from July 4, 2016 to the Record Date, the simple average closing price of the immediately preceding three months from May 2, 2016 to the Record Date, and the simple average closing price of the immediately preceding six months from February 2, 2016 to the Record Date, of the Company and Seven & i Holdings respectively on the First Section of the TSE were used for the evaluation. Based on the result, the range of share exchange ratios as of the Record Date was calculated as 0.020 to 0.028.

Under the DCF Method, corporate value and stock value were evaluated by discounting, by using certain discount rates, free cash flow expected to be generated by the Company in the future, based on financial projections taking into account factors such as the business plans for the fiscal year ending December 2016 through the fiscal year ending December 2020 and trends in the historical to the latest business results provided by the Company, as well as information publicly available. Specifically, the discount rates were set as 4.84% to 5.15%, the going-concern value was calculated by using the perpetual growth rate method assuming the perpetual growth rates of -0.5% to 0.5%, and the range of share exchange ratios was calculated as 0 to 0.019.

The business plans provided by the Company to GCA and used as the calculation basis by the DCF Method assume that the Share Exchange will be implemented, and include the fiscal years in which a significant profit increase or decrease is anticipated on a year-on-year basis. This is because it was anticipated that there would be a significant increase in operating losses, ordinary losses and net losses in the fiscal year ending December 2016 because of the effects, among other things, of inventory disposal and a sales decline in related merchandise as a result of withdrawing from the large furniture business. On the other hand, a significant amount of operating income, ordinary income and net income is expected to be recorded from the fiscal year ending December 2017 to the fiscal year ending December 2020, reflecting effects such as expanding and promoting the customer base by launching strategic merchandise and improving sales promotion efficiencies, reducing costs by introducing additional basic merchandise items and shifting procurement sources to ASEAN and other overseas countries, and reducing indirect costs by changing IT systems.

The specific numbers in the business plans used as the calculation basis by the DCF Method are as follows.

	(Unit: million yen)
	FY ending Dec. 2016	FY ending Dec. 2017	FY ending Dec. 2018	FY ending Dec. 2019	FY ending Dec. 2020
Net sales	127,900	136,220	141,810	148,820	155,970
Operating income	(10,250)	(5,310)	290	1,570	3,170
EBITDA	(7,099)	(2,429)	3,184	4,586	6,216
Free cash flow	(6,141)	(5,744)	1,356	2,924	4,362

(2)	Reason for Selecting the Type of Asset as Consideration for the Exchange

The Share Exchange will be in the form of a so-called “triangular share exchange,” whereby shares of common stock of Seven & i Holdings, the wholly-owning parent company of Seven & i Net Media, will be allocated, instead of the shares thereof. This form is adopted in order to realize the purpose of the Share Exchange and to ensure the liquidity of the consideration for the Share Exchange to be allotted to the shareholders of the Company, which will become a wholly-owned subsidiary, in exchange for the shares in the Company, thereby providing the shareholders of the Company with the benefit of the synergy of the Share Exchange.

(3)	Matters Considered for Preventing Harm on Interest of the Company’s Shareholders

1)	Measures to ensure fairness

In the Share Exchange, Seven & i Net Media already holds 323,870 voting rights of the Company (Voting Rights Holding Ratio: 50.74%), and the Company is a subsidiary of Seven & i Net Media. As such, we determined that it is necessary to ensure the fairness of the Share Exchange and are implementing measures to ensure the fairness thereof as follows.

i	Obtainment of share exchange ratio calculation reports from independent third-party appraisers

Seven & i Holdings have appointed Nomura Securities as a third-party appraiser independent of Seven & i Holdings, Seven & i Net Media, and the Company and obtained a calculation report for the share exchange ratio dated August 2, 2016. For an overview of the calculation report, please see 3 (1) 2) ii “Matters related to calculation” above.

Meanwhile, the Company has appointed GCA as a third-party appraiser independent of Seven & i Holdings, Seven & i Net Media, and the Company and obtained a calculation report for the share exchange ratio dated August 2, 2016. For an overview of the calculation report, please see 3 (1) 2) ii “Matters related to calculation” above.

Seven & i Holdings have obtained from Nomura Securities an opinion to the effect that the Share Exchange Ratio is reasonable from a financial viewpoint (a “Fairness Opinion”). On the other hand, the Company has not obtained a Fairness Opinion from GCA.

ii	Independent law firm’s advice

As the respective legal advisors for the Share Exchange, Seven & i Holdings and Seven & i Net Media have appointed Nishimura & Asahi, and the Company has appointed Mori Hamada & Matsumoto, and received legal advice regarding the Share Exchange procedures and the decision-making methods and processes. Nishimura & Asahi and Mori Hamada & Matsumoto are independent from Seven & i Holdings, Seven & i Net Media, and the Company and have no material interest in any of them.

2)	Measures to avoid conflicts of interest

Since Seven & i Net Media already holds 323,870 voting rights of the Company (Voting Rights Holding Ratio: 50.74%) and the Company is a subsidiary of Seven & i Net Media, we have taken the following measures, in addition to the measures stated in 1) above, in order to avoid any conflicts of interest.

i	The Company’s obtainment of a written report from an independent third-party panel

In order to prevent the Share Exchange from being executed on terms and conditions disadvantageous to the Company’s minority shareholders, the Company established on June 16, 2016 a third-party panel (the “Third-Party Panel”) consisting of three members, namely, Mr. Toshiaki Yamaguchi and Mr. Tetsuo Komori (independent outside directors and independent officers of the Company), and Mr. Osamu Yamada (outside corporate auditor and independent officer) who have no interest in Seven & i Net Media and Seven & i Holdings, the controlling shareholders. To consider the Share Exchange, the Company requested that the Third-Party Panel review the following issues: (i) whether the purpose of the Share Exchange is legitimate and contributes to an improvement of the Company’s corporate value; (ii) whether the fairness of the terms and conditions for the Share Exchange is assured (including the share exchange ratio, and the terms for the consideration to be distributed to the Company’s minority shareholders through the Share Exchange); (iii) whether the interests of the Company’s minority shareholders are taken into consideration through fair procedures in the Share Exchange; and (iv) whether, based on (i) to (iii) above, the Share Exchange is not disadvantageous to the Company’s minority shareholders.

The Third-Party Panel held seven meetings in total from June 16, 2016 to July 29, 2016, and carefully considered the requested issues above, by gathering information and discussing the issues with each other as necessary. When considering the issues, the Third-Party Panel received explanations from the Company regarding: the purpose of the Share Exchange, the background to the Share Exchange, and the points of view regarding the Share Exchange by the Company and Seven & i Net Media; the type of business, business results, corporate value, financial conditions, prospects for the Company to continue business not premised on the Share Exchange, including potential alternative measures to the Share Exchange; and the history of negotiations for the Share Exchange including the share exchange ratio, and decision-making process.

The Third-Party Panel also received explanations from GCA regarding the evaluation of the share exchange ratio in the Share Exchange. The Third-Party Panel interviewed Seven & i Holdings and confirmed their understanding of the Company’s present status and their business development after the Share Exchange. Furthermore, the Third-Party Panel received explanations from Mori Hamada & Matsumoto, the Company’s legal advisor, regarding measures employed to ensure the fairness of the procedural aspects of the Share Exchange, and the decision-making method and process of the Company’s board of directors regarding the Share Exchange, and other measures to avoid conflicts of interest. The Third-Party Panel also retained Mr. Hirofumi Ata, lawyer (a member of Kowa Legal Professional Corporation), as its own legal advisor and received legal advice from him.

After considering all factors, the Third-Party Panel submitted a written report dated August 2, 2016 to the following effect to the Company’s board of directors, based on the explanations, calculation results, and other discussion materials.

(a) Regarding (i) above, the purpose of the Share Exchange is legitimate and the Share Exchange contributes to an improvement of the Company’ corporate value, because after the realization of its conversion into a wholly-owned subsidiary through the Share Exchange, the Company will be able to increase its management efficiency under the entire Seven & i Group and to swiftly and steadfastly implement a drastic business structure reform, which are expected to enable the reconstruction and revitalization of the Nissen Group and to reduce the Company’s future deficits to the extent possible.

(b) Regarding (ii) above, in light of the following process of calculation of the Share Exchange Ratio, it can be stated that the fairness of the terms and conditions of the Share Exchange is assured: in relation to the Share Exchange, the Company and Seven & i Group respectively conducted due diligence investigations on the counterparty, and they requested calculation agents that are independent of both companies’ groups to evaluate the calculation of the terms and conditions of the Share Exchange; received the results of the calculation of the share exchange ratios from them; and then, based on the said results of the calculation of the share exchange ratios, the results of due diligence investigations, and other factors, the Company and Seven & i Group agreed the Share Exchange Ratio, after engaging in ongoing negotiations and discussions, by taking into account such factors as the financial and asset status, and the future outlook of Seven & i Group and the Company as a whole.

(c) Regarding (iii) above, it can be stated that the interests of the Company’s minority shareholders are taken into consideration because although these minority shareholders will be eliminated as a result of the Share Exchange, measures have been taken to ensure fairness and to avoid conflicts of interest in order to protect the minority shareholders. Further, it can also be stated that consideration is given to the Company’s minority shareholders because although the Share Exchange will be in the form of a so-called “triangular share exchange,” the consideration to be allocated to the Company’s shareholders will be the shares of common stock of Seven & i Holdings, a listed company, and the minority shareholders have the choice of either retaining or cashing them, whereas the handling of fractions less than one share has also been agreed upon.

(d) Regarding (iv) above, it is deemed that the Share Exchange is not disadvantageous to the Company’s minority shareholders because the fairness of the terms and conditions of the Share Exchange is assured as described in (i) to (iii) above.

In relation to the terms and conditions of the Share Exchange, the Third-Party Panel opined as follows regarding the fact that although the Share Exchange Ratio is within the range of share exchange ratios calculated by evaluating Seven & i Holdings using the market price average method and the Company using the DCF method, it is outside the range of share exchange ratios calculated by evaluating both Seven & i Holdings and the Company using the market price average method.

In light of the fact that (a) according to the account settlement for the 2nd quarter of the fiscal term ending December 2016 of the Company, the amount of its consolidated net assets was 69 million yen, and unless measures are hereafter taken, its debts are anticipated to exceed its assets at the end of the consolidated fiscal year ending December 2016; and that (b) it is possible that in early August of 2016, the Company’ financing will face a material risk, and due to such financing condition, there is a need to actually consider legal bankruptcy procedures such as civil rehabilitation proceedings, it cannot be said that the market share price prior to the day on which the Share Exchange was announced accurately reflects the share value of the Company; rather, it is deemed that there are no unreasonable points in the results of the calculation of the Share Exchange Ratio as long as it is within the range of share exchange ratios calculated by evaluating the Company using the DCF method based on the business plan it prepared based on its current business condition and its recent business results, even if the Share Exchange Ratio significantly deviates from the exchange ratio that is based on the evaluation of the corporate value using the market price average method.

ii	Unanimous approval of Directors and Corporate Auditors, excluding interested Directors and Corporate Auditors

Among the directors of the Company, Mr. Fumihiko Nagamatsu concurrently serves as executive officer of Seven & i Holdings; Mr. Yukio Fujishima concurrently serves as director of Sogo & Seibu Co., Ltd.; and Mr. Kyozo Okazaki concurrently serves as employee of Seven & i Holdings. As such, in order to avoid any conflicts of interest, none of them participated in deliberations and resolutions regarding the Share Exchange at the board of directors meetings of the Company, nor participated in discussions and negotiations with Seven & i Net Media regarding the Share Exchange on the Company’s side. Other than Mr. Fumihiko Nagamatsu, Mr. Yukio Fujishima and Mr. Kyozo Okazaki, none of the Company’s officers have been an officer or employee of Seven & i Holdings or Seven & i Net Media, or of their subsidiaries or affiliates (other than the Company) during the last five years. The proposal regarding the Share Exchange at the board of directors meeting of the Company has been approved and resolved unanimously by the six directors out of nine of the Company (other than the above-mentioned Mr. Fumihiko Nagamatsu, Mr. Yukio Fujishima, and Mr. Kyozo Okazaki). Further, all of the three corporate auditors of the Company attended the deliberation of the proposal, and all of them expressed their opinion that they will not object to the Share Exchange.

4.	Reference Matters for Share Exchange Consideration

(1)	Stipulations of the Articles of Incorporation of Seven & i Holdings

The stipulations of the Articles of Incorporation of Seven & i Holdings as of August 19, 2016 are as follows.

ARTICLES OF INCORPORATION

CHAPTER I: GENERAL PROVISIONS

Article 1. (Trade Name)

The Company shall be called “Kabushiki Kaisha Seven & i Holdings” and, in English, “Seven & i Holdings Co., Ltd.”

Article 2. (Purpose)

1.	The purpose of the Company shall be, by way of owning shares of companies engaging in the following businesses and companies engaging in businesses equivalent thereto, to control and manage the businesses and activities of such companies:

(1)	Retail trade of and other commercial activities regarding various goods, and manufacturing, processing and wholesale of related products;

(2)	Manufacture, processing, purchase, wholesale and sale of perishable foods, processed foods, frozen foods, dairy products, oils and fats for foods, seasonings, tea, coffee, cocoa, drinking water, ice and other beverages and foods;

(3)	Sale of salt and cigarettes; processing and sale of grain;

(4)	Sale of liquor;

(5)	Sale of clothing and bedding;

(6)	Sale of accessories, fur products, footwear, rainwear, bags and pouches of all kinds;

(7)	Sale of watches and clocks, eyeglasses, precious metals, jewelry and smoker’s requisites;

(8)	Sale of folded-boxes for food, packages and containers;

(9)	Manufacture, processing, wholesale and sale of kitchen utensils and daily miscellaneous goods;

(10)	Manufacture, processing, wholesale and sale of household electrical appliances, furniture, interior decorations and lighting fixtures;

(11)	Manufacture, processing, wholesale and sale of entertainment goods, toys, sporting goods, musical instruments, records and tapes;

(12)	Sale of paper, stationery and office machinery and tools;

(13)	Sale and repair of works of art, firearms, swords and other weapons;

(14)	Sale of medicines, quasi-medicines, medical instruments, pharmaceutical products, medical auxiliary supplies, industrial chemicals, welfare goods, care goods, sanitary goods and weighing machines;

(15)	Sale of cosmetics;

(16)	Sale and maintenance of automobiles, bicycles and other vehicles and parts relating thereto;

(17)	Sale of optical machinery and tools and photo machinery and tools;

(18)	Production, purchase and sale of seeds, plants, animals, animal feed, fertilizers, production materials for fruits and grains (steel frame materials for vinyl greenhouses, vinyl products such as multi-tunnels and other materials) and gardening materials;

(19)	Delivery, rental and exportation of goods mentioned in (2) through (18) above;

(20)	Planning, development, production, importation, exportation, sale and lease of publications such as books, magazines, newspapers and electronic publications;

(21)	Planning, development, production, importation, exportation, sale and lease of video software and audio software on new kinds of media such as DVDs, CD-ROMs, compact discs and video tapes and recorded goods such as records and music tapes;

(22)	Planning, production and hosting of events;

(23)	Development and promotion of cultivation technology and distribution technology for fruits and grains;

(24)	Research, planning, development and consultation related to buildings, facilities and equipment for persons with disabilities;

(25)	Direct marketing sales and mail-order businesses;

(26)	Antique dealing;

(27)	Management of drugstores and clinics;

(28)	Operation of restaurants, event facilities, amusement facilities, movie theaters, hotels and inns, ticket agencies, sporting facilities, cultural education, private preparatory schools, wedding halls, exhibition facilities, parking facilities and gas stations;

(29)	Operation of virtual stores on Internet web pages, etc.;

(30)	The service business of providing meals and distributing meals;

(31)	Livestock husbandry businesses;

(32)	Sale of gasoline, kerosene, lubricants and other petroleum products, and the service businesses concerned with the sales facilities for such products;

(33)	Management of photography, printing, copying, laundry, barber and beauty parlor businesses;

(34)	Acting as an agent for cross-border transactions, and import-export business and acting as an agent for the import-export business;

(35)	Transportation of general passengers and of freight by automobile, travel businesses, agencies in connection therewith and introducing driver training schools;

(36)	Research, training, publicity, advertising and publication of printed matters related to distribution operations and convenience stores;

(37)	Sale of information media for publicity and advertising;

(38)	Business associated with telecommunication and information processing;

(39)	Business related to transportation and storage of goods and serving as an agent or intermediary for home delivery services;

(40)	Services related to the management of convenience stores and restaurants through a franchise operation;

(41)	Development, research and sales, and undertaking development and research on contract, regarding the design of various articles for sale and the design of sales floors;

(42)	Collection, processing and sale of information using communication systems such as the Internet, etc. and provision of service of various types of information;

(43)	Provision of information concerned with goods and services other than those mentioned in the preceding item;

(44)	Sale, importation, exportation and lease of computer hardware and software and serving as an agent or intermediary therefor;

(45)	Sale of gift certificates;

(46)	Issuance and handling of reward cards and prepaid cards;

(47)	Sale and intermediary service of various tickets and certificates with prizes under the Act on Indemnification Card Attached to Prize Money, etc.;

(48)	Sale and lease of intangible property rights such as patents, utility models, trademarks and design patents;

(49)	Non-life insurance agencies, non-life insurance agencies relating to the Automobile Liability Security Act, the business of offering life insurance subscriptions, other kinds of insurance agencies and brokerage and insurance services;

(50)	Business concerned with sale, purchase, lease, rent, brokerage, administration, professional assessment, construction and repair of real estate;

(51)	Business concerned with sale, purchase, lease, appraisal and repair of kitchen and shop fixtures, air-conditioning fixtures, vending machines, appliances, furnishings and other movables;

(52)	Construction activities and design, supervision and carrying out of civil engineering;

(53)	Interior and exterior decoration, equipment construction, and construction business;

(54)	Planning, production and construction of urban development;

(55)	Undertaking planning, development, management and operation of stores on contract;

(56)	Money lending business, intermediary and guaranty of lending and borrowing of money, handling of credit cards, personal loans for financing purchases, brokerage of installment-loan sales and other financial services;

(57)	Acting as an agent for money clearance and money collection;

(58)	Money claims purchase business and integrated management;

(59)	Introduction and installment of automatic teller machines and servicing business connected therewith;

(60)	Technical assistance to, business consultancy for, commissioned business from, investment in and contribution to various enterprises;

(61)	Planning and execution of market research and undertaking planning and execution on contract;

(62)	Research and study of management information and undertaking research and study on contract;

(63)	Business planning, research and system design;

(64)	Serving as an agent or intermediary for various types of businesses;

(65)	Cleaning of buildings and snow removal;

(66)	Recycling of general waste;

(67)	Contracting for security for buildings such as offices, stores, warehouses, plants, dormitories and houses and facilities annexed thereto;

(68)	Contracting for secure transportation of articles for sale, securities, money, etc.;

(69)	Contracting for safety and security of people and articles for sale at places where crowds are expected, and management of parking lots, etc. there;

(70)	Contracting for credit investigation of individuals and companies;

(71)	Business concerned with development, manufacture and sale of machines and equipment for security;

(72)	General and specific worker dispatching undertaking;

(73)	Issuance, sale and management of electronic money and information regarding electronic value thereof;

(74)	Money exchange business; and

(75)	Any other business incidental to or in connection with the foregoing.

2.	The Company may conduct any businesses mentioned in the items in the preceding paragraph and any other business incidental thereto or in connection therewith.

Article 3. (Head Office)

The Company shall have its head office in Chiyoda-ku, Tokyo.

Article 4. (Organization)

The Company shall have the following organizations:

(1)	Board of directors;

(2)	Company auditors;

(3)	Board of company auditors; and

(4)	Financial auditors.

Article 5. (Method of Public Notices)

Public notices by the Company shall be made electronically. However, in the case of an inability to make a public notice electronically due to an accident or other unavoidable reasons, public notices shall be made by publishing such notice in the Nihon Keizai Shimbun.

CHAPTER II: SHARES

Article 6. (Total Number of Shares authorized to be issued)

The total number of shares authorized to be issued by the Company shall be 4,500,000,000 shares.

Article 7. (Purchase of Own Shares)

The Company may purchase its own shares by a resolution of the board of directors in accordance with the provisions of the Companies Act, Article 165, Paragraph 2.

Article 8. (Number of Shares Constituting One Share Unit)

The number of shares constituting one share unit of the Company shall be 100.

Article 9. (Rights regarding Share Less Than One Unit)

Shareholders of the Company shall not exercise any right other than those listed below, with regard to the shares less than one unit that they own:

(1)	Rights listed in each item of the Companies Act, Article 189, Paragraph 2;

(2)	Rights to make demands in accordance with the provisions of the Companies Act, Article 166, Paragraph 1;

(3)	Right to be allotted shares for subscription and share options for subscription in accordance with the number of shares they hold on their own; and

(4)	Rights to make the demand set forth in the following article.

Article 10. (Additional Purchase of Shares of Less Than One Unit)

Shareholders of the Company shall be entitled to demand that the Company sell such number of shares as the shares may, together with the number of shares less than one unit, constitute the number of shares constituting one unit.

Article 11. (Shareholder Register Administrator)

1.	The Company shall have a shareholder register administrator.

2.	The shareholder register administrator and its handling office shall be designated by a resolution of the board of directors, and a public notice shall be made with respect thereto.

3.	Preparation of the shareholder register and the share option register of the Company and retention or other administration of the shareholder register and the share option register of the Company shall be entrusted with the shareholder register administrator, and the Company shall not handle any of the foregoing.

Article 12. (Rules regarding Share Handling, etc.)

Handling of shares of the Company, procedures and other matters upon shareholders’ exercise of rights, and handling fees therefore shall be governed by the rules regarding share handling, etc., prescribed by the board of directors, in addition to the applicable laws or regulations, or these Articles of Incorporation.

CHAPTER III: SHAREHOLDERS’ MEETING

Article 13. (Convocation)

An annual shareholders’ meeting of the Company shall be convened in May each year and an extraordinary shareholders’ meeting shall be convened whenever necessary.

Article 14. (Record Date for Annual Shareholders’ Meeting)

The record date for an annual shareholders’ meeting of the Company shall be the last day of February of each year.

Article 15. (Convener and Chairperson)

1.	The Director-President shall convene shareholders’ meetings and act as the chairperson thereof.

2.	If the Company has a vacancy for the position of the Director-President or if the Director-President is unable to act, one of the other directors in an order previously determined by the board of directors shall convene the shareholders’ meetings and act as the chairperson thereof.

Article 16. (Internet Disclosure and Deemed Provision of Reference Documents for Shareholders’ Meeting)

Upon convocation of the shareholders’ meeting, by disclosing information regarding the matters to be contained or indicated in reference documents for the shareholders’ meeting, business reports, financial statements, consolidated financial statements, accounting audit reports and audit reports by using the internet pursuant to the provisions of the ordinance of the Ministry of Justice, the Company may be deemed to have provided such documents to the shareholders.

Article 17. (Method of Adopting Resolutions)

1.	Unless otherwise stipulated by laws, ordinances or these Articles of Incorporation, resolutions of a shareholders’ meeting shall be adopted by a majority of the attending shareholders who are entitled to exercise their voting rights.

2.	Resolutions provided in Article 309, Paragraph 2 of the Companies Act shall be adopted by two-thirds (2/3) or more of the attending shareholders who hold in aggregate one-third (1/3) or more of the voting rights of all shareholders entitled to exercise their voting rights.

Article 18. (Voting by Proxy)

1.	A shareholder may exercise her/his voting rights by one proxy who shall also be a shareholder of the Company entitled to exercise voting rights.

2.	In this case, the shareholder or her/his proxy shall submit to the Company a document evidencing the authority of such proxy to act as such at each shareholders’ meeting.

CHAPTER IV: DIRECTORS AND BOARD OF DIRECTORS

Article 19. (Number)

The Company shall have not more than eighteen (18) directors.

Article 20. (Election Method)

1.	Directors shall be elected at the shareholders’ meeting.

2.	A resolution for the election of directors shall be adopted by a majority of the shareholders present at the relevant meeting who hold in aggregate one-third (1/3) or more of the voting rights of the shareholders eligible to exercise their voting rights.

3.	Cumulative voting shall not be used for the election of directors.

Article 21. (Term of Office)

1.	The term of office of directors shall expire at the closing of the annual shareholders’ meeting concerning the last business year ending within one (1) year after their election.

2.	The term of office of a director who has been elected to fill a vacancy or in order to increase the number of directors shall expire when the term of the other directors then serving will expire.

Article 22. (Representative Director and Directors with Titles)

1.	The board of directors shall, by its resolutions, appoint representative director(s).

2.	The board of directors may, by its resolutions, appoint one Director-Chairman, one Director-President, a number of Director-Deputy Chairmen and a number of Director-Deputy Presidents.

Article 23. (Convener of Meetings of the Board of Directors and Chairperson)

1.	Unless otherwise stipulated by laws or ordinances, the Director-President shall convene and preside over meetings of the board of directors.

2.	If the Company has vacancy for the position of Director-President or the Director-President is unable so to act, one of the other directors in an order previously determined by the board of directors shall convene and preside over the meeting of the board of directors.

Article 24. (Notice to Convene a Meeting of the Board of Directors)

1.	Notice to convene a meeting of the board of directors shall be given to each director and corporate auditor not less than three (3) days prior to the date set for such meeting; provided, however, that in the case of an emergency, such period may be shortened.

2.	With the consent of all directors and corporate auditors, a meeting of the board of directors may be held without conducting the procedures of convocation.

Article 25. (Omission of Resolutions of the Board of Directors)

If all directors agree a matter that is to be resolved at the board of directors in writing or in an electronic or magnetic record, the Company will deem that a resolution to approve such matter at the board of directors meeting has been made, except where the corporate auditor states her/his objections to such matter.

Article 26. (Remunerations)

Matters with respect to the financial benefits received from the Company as consideration for the execution of the duties, such as remunerations and bonuses (hereinafter referred to as “Remunerations”) of the directors, shall be fixed by a resolution of a shareholders’ meeting.

Article 27. (Reduction of Directors’ Liability, Etc.)

1.	The Company may, by a resolution of its board of directors, exempt a director (including a former director) from liability under Article 423, Paragraph 1, to the extent that the amount obtained by subtracting the sum of the Minimum Liability Amount as stipulated in the relevant laws and ordinances from the amount for which they are liable, if the director satisfies the requirements stipulated in the relevant laws and ordinances.

2.	The Company may enter into an agreement with an outside director that limits her/his liability for the compensation regarding the liability under Article 423, Paragraph 1, if the outside director satisfies the requirements stipulated in the relevant laws and ordinances; provided, however, that the amount of liability for compensation pursuant to such agreement shall be limited to the Minimum Liability Amount stipulated in the relevant laws and ordinances.

CHAPTER V: CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

Article 28. (Number)

The Company shall have no more than five (5) corporate auditors.

Article 29. (Election Method)

1.	Corporate auditors shall be elected at the shareholders’ meeting.

2.	A resolution for the election of corporate auditors shall be adopted by a majority of the shareholders present at the relevant meeting who shall hold in aggregate one-third (1/3) or more of the voting rights of the shareholders eligible to exercise their voting rights.

Article 30. (Term of Office)

1.	The term of office of corporate auditors shall expire at the closing of the annual shareholders’ meeting concerning the last business year ending within four (4) years after their election.

2.	The term of office of a corporate auditor who has been elected to fill a vacancy of a corporate auditor who has retired before expiration of his term shall expire when the term of office of the corporate auditor who has retired would have otherwise expired.

Article 31. (Full-Time Corporate Auditor(s))

The board of corporate auditors shall elect full-time corporate auditor(s) from among themselves by its resolution.

Article 32. (Notice to Convene a Meeting of the Board of Corporate Auditors)

1.	Notice to convene a meeting of the board of corporate auditors shall be given to each corporate auditor not less than three (3) days prior to the date set for such meeting; provided, however, that in the case of an emergency, such period may be shortened.

2.	With the consent of all corporate auditors, a meeting of the board of corporate auditor may be held without conducting the procedures of convocation.

Article 33. (Remunerations)

The Remunerations for the corporate auditors shall be determined by a resolution of a shareholders’ meeting.

Article 34. (Reduction of Corporate Auditors’ Liability, Etc.)

1.	The Company may, by a resolution of its board of directors, exempt a corporate auditor (including a former corporate auditor) from liability under Article 423, Paragraph 1 by resolution of a shareholders’ meeting, to the extent that the amount obtained by subtracting the sum of the Minimum Liability Amount as stipulated in the relevant laws and ordinances from the amount for which they are liable, if the corporate auditor satisfies the requirements stipulated in the relevant laws and ordinances.

2.	The Company may enter into an agreement with an outside corporate auditor that limits her/his liability for the compensation regarding liability under Article 423, Paragraph 1, if the outside corporate auditor satisfies the requirements stipulated in the relevant laws and ordinances; provided, however, that the amount of liability for compensation pursuant to such agreement shall be limited to the Minimum Liability Amount stipulated in the relevant laws and ordinances.

CHAPTER VI: ACCOUNTING

Article 35. (Business Year)

The business year of the Company shall be the one-year period from March 1 of each year through the last day of February of the following year.

Article 36. (Record Date for Dividends of Surplus)

The record date for the year-end dividend payment of the Company shall be the last day of February of each year.

Article 37. (Interim Dividends)

The Company may, by a resolution of the board of directors, make interim dividend payment by setting August 31 of each year as the record date for such payment.

Article 38. (Exclusion Period of Dividend Payment)

No year-end dividend, interim dividend and other dividend property shall accrue interest. The Company shall be released from the obligation to distribute year-end dividend, interim dividend or other dividend property that have not been received after the lapse of three (3) years from the commencement date of such distribution.

(2)	Total Number of Voting Rights of Seven & i Holdings

8,835,813

(3)	Financial Statements and Business Report of Seven & i Holdings

As stipulated by laws and regulations and Article 17 of the Company’s Articles of Incorporation, of the Reference Documents for the General Shareholders Meeting, “Contents of the Financial Statements (including contents of audit reports and accounting audit reports) and the Business Report (including contents of audit reports) for the Most Recent Fiscal Year of Seven & i Holdings” are listed on the Company’s website (http://www.nissen.info/ir/governance.htm).

(4)	Matters Regarding Method of Cashing the Share Exchange Consideration and Matters Regarding Market Price of Share Exchange Consideration

Please see 3. (1) 1) (Note 4) “Method of cashing the Share Exchange consideration” above.

5.	Matters Regarding Appropriateness of Provisions regarding Share Acquisition Rights in the Share Exchange

Not applicable.

6.	Matters Regarding Financial Statements, etc.

(1)	Contents of Financial Statements, etc., for the Most Recent Fiscal Year of Seven & i Net Media

As stipulated by laws and regulations and Article 17 of the Company’s Articles of Incorporation, of the Reference Documents for the General Shareholders Meeting, “Contents of the Financial Statements (including contents of audit reports and accounting audit reports) and the Business Report (including contents of audit reports) for the Most Recent Fiscal Year of Seven & i Net Media” are listed on the Company’s website (http://www.nissen.info/ir/governance.htm).

(2)	Disposal of Significant Assets, Bearing of Significant Liability, or Other Events with Significant Effect on the Corporate Financial Condition of Seven & i Net Media after the End of the Most Recent Fiscal Year

On August 2, 2016, Seven & i Net Media, a wholly-owned subsidiary of Seven & i Holdings, concluded the Share Exchange Agreement with the Company through which Seven & i Net Media will become the wholly-owning parent company and the Company will become a wholly-owned subsidiary. The contents of the Share Exchange Agreement are as stated in 2. “Summary of Content of the Share Exchange Agreement.”

In addition, Seven & i Net Media carried out a borrowing from SEVEN & i Financial Center Co., Ltd., a wholly-owned subsidiary of Seven & i Holdings, on August 8, 2016 for the purpose of procuring funds for acquisition of Seven & i Holdings stock to be granted to shareholders of the Company through the Share Exchange.

(3)	Disposal of Significant Assets, Bearing of Significant Liability, or Other Events with Significant Effect on the Corporate Financial Condition of the Company after the Final Day of the Most Recent Fiscal Year

On August 2, 2016, the Company concluded a Share Exchange Agreement with Seven & i Net Media through which Seven & i Net Media will become the wholly-owning parent company and the Company will become a wholly-owned subsidiary. The contents of the Share Exchange Agreement are as stated in 2. “Summary of Content of the Share Exchange Agreement.”

End

Information on Exercising Voting Rights

1.	How votes will be handled if shareholders exercise voting rights more than once by paper ballot and the Internet

In the event a shareholder exercises voting rights twice using the paper ballot and the Internet, and the contents of the votes differ, the Company will consider the voting rights exercised using the Internet to be the effective voting rights.

2.	How votes will be handled if shareholders exercise voting rights more than once using the Internet

In the event a shareholder exercises voting rights more than once using the Internet, and the contents of the votes differ, the Company will consider the most recently exercised voting rights to be the effective voting rights.

3.	Procedure for exercising voting rights using the Internet

If you will exercise your voting rights using the Internet, please exercise your rights after confirming the following items.

If you will attend the General Shareholders Meeting on the scheduled date, you do not need to use either of the procedures for exercising your voting rights by mail (Voting Rights Exercise Form) or the Internet.

(1)	Website for exercising voting rights

1)	You can exercise your voting rights using the Internet only by accessing the voting rights exercise site (http://www.evote.jp/) specified by Nissen Holdings Co., Ltd. from a personal computer, smartphone or cellular phone (i-mode, EZweb or Yahoo!-Keitai)*. (Please note, however, the site cannot be accessed between the hours of 2:00 a.m. -5:00 a.m. daily.)

*	“i-mode” is a registered trademark of NTT DoCoMo, Inc. “EZweb” is a registered trademark of KDDI Corporation. “Yahoo!” is a registered trademark of Yahoo! Inc. in the United States.

2)	Depending on your Internet use environment, in some cases you might be unable to exercise your voting rights using a personal computer or smartphone. This includes when you are using a firewall or other measure for your Internet connection, when you have anti-virus software installed, and when you are using a proxy server.

3)	To exercise your voting rights using a cellular phone, please use the services of i-mode, EZweb or Yahoo!-Keitai. To ensure security, cellular telephone models that cannot handle encrypted transmissions (TLS transmissions) and cellular phone information transmission cannot be utilized.

4)	Voting rights exercised using the Internet will be accepted until 5:30 p.m. on Monday, September 26, 2016. We encourage you to exercise your votes early, however, and to inquire at the help desk shown on the following page when you have any questions.

(2)	Procedure for exercising voting rights using the Internet

1)	Use the “Login ID” and “provisional password” shown on your Voting Rights Exercise Form to enter the voting rights exercise site (http://www.evote.jp/), and input your affirmative or negative votes by following the instructions on the voting screen.

2)	To prevent unlawful (“disguised”) computer access and falsification of the voting rights exercise contents by individuals other than shareholders, shareholders using the voting rights exercise site will be requested to revise the “provisional password” on the voting rights exercise site. Please follow the requested procedure.

3)	Shareholders will be notified of a new “Login ID” and “provisional password” with each notification for the General Shareholders Meeting.

(3)	Costs incurred when accessing the voting rights exercise site

Shareholders are responsible for all charges (dial-up connection fees, telephone charges, etc.) incurred when accessing the voting rights exercise site. In addition, shareholders are also responsible for all costs required for packet transmission charges and other cellular phone usage fees when using a cellular telephone to access the voting rights exercise site.

Inquiries concerning the voting system etc. Mitsubishi UFJ Trust and Banking Corporation Transfer Agent Department (Help Desk) TEL: 0120-173-027 (Hours: 9:00 a.m. – 9:00 p.m. Free-dial)

4.	Platform for exercise of voting rights by institutional investors

Institutional investors that have applied beforehand to use the platform managed by ICJ, Inc. for electronic exercise of voting rights may use that platform as the method to exercise their voting rights by electronic means at the General Shareholders Meeting of Nissen Holdings Co., Ltd.

End